UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 27, 2008
ValueVision Media, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie,
Minnesota		55344-3433

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 952-943-6000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
a) Compensatory Arrangements of Certain Officers
Effective August 27, 2008, we have entered into an employment agreement with Mr. Keith Stewart relating to the terms of employment as president and chief operating officer. The appointment of Mr. Stewart was disclosed in a report on Form 8-K filed August 26, 2008. The terms of Mr. Stewart’s agreement include the following:
Term: Two years, to be automatically extended for successive one-year periods unless terminated by either party by written notice at least 90 days prior to the end of the term or any extension thereof.
Annualized base salary: A minimum of $500,000 for the initial two-year term. The base salary will be subject to annual review by the board of directors. For the first 12 months of employment, Mr. Stewart has agreed to accept his base salary of $500,000 in the form of shares of restricted stock of the Company, such number of shares to be determined based on the closing price of the Company’s common stock on Wednesday, August 27, 2008, the date Mr. Stewart signed the employment agreement. The restricted stock will vest in equal monthly installments during the first year of employment so long as Mr. Stewart remains employed by the Company.
Signing bonus: $250,000, payable on the commencement of employment.
Annual cash incentive: Mr. Stewart will participate in our annual cash incentive plan. He will have a target bonus opportunity equal to 75% of his base salary based on our management incentive plan. The annual incentive plan financial goal(s) are established annually and approved by our compensation committee. Mr. Stewart’s incentive payment for our 2008 fiscal year will be pro-rated based on his hire date, and shall be tied to the annual bonus targets set for the senior management team. Mr. Stewart’s fiscal 2008 incentive payment is guaranteed at a minimum value of $250,000, which will be credited against any earned bonus under the incentive plan for fiscal 2008. He will be eligible to earn up to an additional $100,000 cash bonus for fiscal 2008. Mr. Stewart has agreed to receive the guaranteed bonus payment of $250,000 for fiscal 2008 in the form of shares of restricted stock, valued at the closing price of the Company’s common stock on Wednesday, August 27, 2008. The stock will vest at such time we pay our annual bonuses, currently anticipated to be in March or April 2009.
Long Term Incentive: Mr. Stewart will be granted options to purchase an aggregate of 500,000 shares of our common stock in the following manner: (i) an option to purchase 250,000 shares of common stock at an exercise price per share of $2.30; (ii) an option to purchase 125,000 shares of common stock at an exercise price of $6.00 per share; and (iii) an option to purchase 125,000 shares of common stock at an exercise price of $7.00 per share. The options are exercisable for ten years from the date of grant, with each vesting in equal installments annually over four years, commencing on the first anniversary of the date of grant. In the event of a change of control, any portion of the options that remain unvested shall vest immediately. In the event of termination of employment for any reason other than by the Company for cause, the portion of the options that would otherwise vest on the next anniversary date of employment will accelerate and vest immediately upon the date of termination. We have entered into formal stock option agreements with Mr. Stewart setting forth the other terms and conditions of the respective options.
Severance Eligibility: In the event Mr. Stewart’s employment is terminated without cause or he resigns from employment for good reason within the first year of employment, whether or not pursuant to a change of control, he is eligible to receive 12 months of his base salary at the time of termination plus 12 months of medical coverage under COBRA. In the event Mr. Stewart’s employment is terminated without cause or he resigns employment with good reason after the first year of employment, whether or not pursuant to a change of control, in addition to the payments described above, we shall pay or make available to Mr. Stewart one year of his target bonus opportunity amount for the fiscal year in which the removal or resignation occurs. Any severance payments for which Mr. Stewart may be eligible may be subject to a six-month delay after termination pursuant to Section 409A of the Internal Revenue Code. All transition and severance pay or benefits are conditional upon his execution of an effective agreement that complies with applicable laws in which he releases our company and all related parties from any and all claims against them.
Relocation Expenses: Mr. Stewart is entitled to the benefits of the Company’s current Relocation Policy for senior executives. He will be entitled to receive $5,000 per month for up to six months of temporary housing costs and reimbursement of miscellaneous relocation expenses of up to $20,000, such amounts to be grossed up for federal and state income taxes thereon.
Pursuant to his employment agreement, Mr. Stewart has been appointed to our Board of Directors, effective immediately. We have agreed to nominate Mr. Stewart for election to our board of directors at each annual shareholders meeting while he continues to serve as an executive officer of our company. Mr. Stewart has agreed to waive any director compensation he would otherwise be entitled while he serves as an executive officer.
The preceding description of Mr. Stewart’s terms of employment is only a summary. The complete terms of his employment are set forth in his employment agreement, which is included as Exhibit 10.1 to this current report and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.
Exhibit 10.1 Employment Agreement between the registrant and Keith R. Stewart dated August 27, 2008, with exhibits

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.

August 28, 2008	By:	/s/ Nathan E. Fagre

Name: Nathan E. Fagre
Title: SVP and General Counsel